Exhibit 10.1

February 21, 2005

Rocky Gunderson

Blue Martini Software

2600 Campus Drive

San Mateo, CA 94403

Dear Rocky:

This letter outlines the retention package being offered to you by Blue Martini Software, Inc. The details of the package are set forth below.

Severance:

•	If your employment with the Company is terminated without Cause and not in connection with a Transaction, you will be eligible to receive a lump-sum severance payment equal to three (3) months of your base salary and target bonus, and, provided that you elect COBRA coverage, the Company will pay for health benefits for you and your dependents for three (3) months on the same terms as then provided to Company employees.

•	If your employment with the Company is terminated without Cause in connection with a Transaction, (1) you will be eligible to receive a lump-sum severance payment equal to six (6) months of your base salary and target bonus, (2) provided that you elect COBRA coverage, the Company will pay for health benefits for you and your dependents for six (6) months on the same terms as then provided to Company employees.

•	“Transaction” means (1) any consolidation or merger of the Company with or into any corporation or other entity or person, or any other reorganization, in which (a) the stockholders of the Company immediately prior to the consolidation, merger, or reorganization own less than 70% of the surviving entity’s voting power immediately after the consolidation, merger, or reorganization or (b) the Company’s board of directors immediately prior to the consolidation, merger, or reorganization constitute less than 50% of the board of directors of the surviving entity immediately after the consolidation, merger, or reorganization; (2) any transaction or series of related transactions to which the Company is a party in which more than 30% of the Company’s voting power is transferred; (3) or a sale, lease, or disposition of all or substantially all of the assets of the Company.

•	“In connection with a Transaction” means that the termination occurred (1) within twelve (12) months after the closing date of a Transaction or (2) shortly before, and in contemplation of, a Transaction.

•	“Cause” means the occurrence of one or one or more of the following: (1) conviction of a felony or a crime involving moral turpitude, fraud, or an act of dishonesty against the Company; (2) gross misconduct or gross negligence in the performance of your responsibilities which, based upon good faith and reasonable factual investigation, demonstrates unfitness to serve; or (3) material and harmful violation or breach of any Company policy or any statutory, fiduciary, or contractual duty of yours to the Company. (As used in this definition, “Company” includes any successor to the Company pursuant to a Transaction.)

•	If you resign from the Company, you will not receive the severance payments or extended health care coverage described in this Addendum. (As used in this definition, “Company” includes any successor to the Company pursuant to a Transaction.)

Receipt of the benefits offered in this letter is contingent upon execution of the Company’s standard form of separation agreement and release. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. All other terms of your original offer letter dated May 12, 2004, your Employee Proprietary Information and Inventions Agreement and any other agreements remain in effect.

As acceptance of the corrected terms described above, please sign and date this letter and return the original to Human Resources by Friday, February 23, 2005. We look forward to your favorable reply and to a productive and enjoyable working relationship with you.

Very truly yours,

Blue Martini Software, Inc.

Monte Zweben
CEO and Founder

I ACCEPT THE TERMS SET FORTH IN THIS LETTER.

Rocky Gunderson	Date